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                                  EXHIBIT 99.1


      LETTER OF INTENT WITH NETSTAR COMMUNICATIONS INC. DATED JUNE 23, 1998




                                                           Azel Enterprises Inc.
                                                                946 West 7th Ave
                                                                Vancouver, B.C.,
                                                                 Canada, V5Z 1C3






NETSTAR COMMUNICATIONS INC.                                        June 23, 1998
75 N. Bridgeview Street
Palatine, Illinois
60067-4982



This letter sets forth our preliminary understanding concerning the purchase by Azel Enterprises, Inc., a Nevada corporation ("Azel"), of the equity interest in Netstar communications Inc., an Illinois company ("Netstar") (such transaction, the "Stock Purchase").

The Stock Purchase shall take place on the following general terms:

(1)      In connection with the Stock Purchase Agreement:

         a) Azel shall acquire, and Netstar shall sell, 100% of all the outstanding and issued equity shares of Netstar, for shares in common stock of Azel, to be negotiated in the Purchase Agreement. Thereafter, Netstar shall be a wholly owned subsidiary of Azel.

         b) Azel shall use its commercially reasonable efforts to raise Eight Hundred Thousand Dollars (US$800,000) through a private placement as defined under the Securities Act of 1933 (the "Private Placement"). The successful completion of (1) the Private Placement is condition precedent to the consummation of the Stock Purchase, and (2) upon the company successfully getting NASD approval to have Azel stocks traded on the OTC bulleting board.


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(2)      Azel and Netstar shall negotiate in good faith with a view to entering into a definitive stock purchase agreement (the "Stock Purchase Agreement") providing for the Stock Purchase, which Stock Purchase Agreement shall contain, among other things and in addition to the other terms of this Letter of Intent (see Section 7), the following provisions:

         (a) Azel represents and warrants to Netstar that (both as of the date of the Stock Purchase Agreement and of the closing of the Stock Purchase (the "Closing") unless otherwise specified herein):

           (i) Azel is a corporation duly organized, existing and in good standing, under the laws of the State of Nevada.

           (ii) As of the Closing, the authorized capital stock of Azel will consist of 30,000,000 shares of Common Stock, par value $0.001 per share, of which 1,500,000 shares will be issued and outstanding prior to the successful consummation of the Private Placement.

           (iii) There are no outstanding subscriptions, warrants, options, calls or commitments of any character entitling any person or entity to purchase or otherwise acquire any capital stock or other securities or other equity interests of Azel.

           (iv) Upon completion of due diligence, the Stock Purchase Agreement will be prepared by Azel's attorneys and for review by Netstar.

         b. Netstar represents and warrants to Azel that (both as of the date of the Stock Purchase Agreement and of the Closing, unless otherwise specified herein):

           (i) Netstar is a corporation duly organized, existing and in good standing, under the laws of Illinois.

           (ii) Except as set forth on its financial statements, to be provided to Azel prior to the execution of the Stock Purchase Agreement, or such as may have arisen in the ordinary course of business, there are no debts, liabilities or obligations, contingent or otherwise, of Netstar, or otherwise affecting Netstar or its assets, which debts, liabilities or obligations would substantially alter the financial condition of Netstar.

           (iii) The financial statements of Netstar delivered to Azel are accurate and complete, have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the period indicated, and fairly present Netstar's financial position, results of operations and cash flow at the respective dates thereof and for the periods therein indicated.


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          (iv)    As of the Closing, the only authorized capital stock of
                  Netstar will consist of 10,000 shares of Common Stock, with no par value per share, of which 1,000 shares will be issued and outstanding.

          (v) Other than the Stock Purchase contemplated hereby, there are no outstanding subscriptions, warrants, options, calls or commitments of any character entitling any person or entity to purchase or otherwise acquire any capital stock or other securities or other equity interests of Netstar.

          (vi) Since the date of its last financial statement, there have not been, and during the period between the execution of the Stock Purchase Agreement and the Closing there will not be, any material adverse changes in the financial condition affecting Netstar, other than those arising from the ordinary course of business.

          (vii) Except as disclosed to Azel, Netstar has not been involved in any litigation, government investigation or other government proceeding and, to the best knowledge of Netstar and its existing shareholders, no litigation, government investigation or other government proceeding is threatened against Netstar.

          (viii) Azel will be provided with all reasonable information requested from Netstar (a list to be prepared) and access to Netstar's management team, books, records and facilities.

         c. Netstar Communications Inc. is a Communications System Integrator and Contractor, providing full service communication system integration services which include project management, design and engineering construction services for broadband fiber-optic/coaxial video or telephony owners and developers such as AT&T, TCI, MCI, Ameritech and other system providers throughout North America.

         d. As a condition precedent to the consummation of the Stock Purchase, the terms of the definitive Stock Purchase Agreement shall have been approved by the shareholders of both Azel and Netstar.

         e. The officer of each of Azel and Netstar signing the Stock Purchase Agreement will be duly authorized by the respective board of directors of each such company.

         f. The number of (i) persons on Netstar's board of directors, and (ii) officers shall be increased upon consummation of the Stock Purchase appropriately.

         g. At any time prior to the Closing, the parties may, by written agreement approved by their respective boards of directors, amend, modify or waive


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            compliance with, any of the conditions, covenants or
            provisions of the Stock Purchase Agreement.

         h. The Stock Purchase Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal law of the State of California.

         i. The consummation of the Stock Purchase Agreement shall be subject to satisfactory completion of a normal due diligence review by legal counsel, auditor and other advisors of Azel; all necessary approvals and consents from governmental authorities and agencies and third parties; execution of definitive Stock Purchase Agreement containing mutually acceptable provisions containing representations; and satisfactory execution of mutually satisfactory employment contracts with certain members of the management team of Netstar.

         j. Except as provided herein, each party is responsible for its own expenses in connection will all matters relating to the transaction herein provided. If this transaction shall not be consummated for any reason, neither party will be responsible for any of the others' expenses. Each party will indemnify, defend and hold harmless the other party against the claims of any brokers or finders claiming by, through or under the indemnifying party.

(3) Netstar and Azel agree that all the information received by either of them in connection with the Stock Purchase, excluding any information which is generally known to the public or subsequently becomes generally known to the public in a manner not resulting directly or indirectly from any act or omission on the part of such party in violation of this paragraph, shall be deemed to be confidential information, and such confidential information shall not be disclosed by such party receiving it to any other person or entity, except to its directors, officers, employees, agents or affiliates to whom or which disclosure is reasonably necessary and except as may otherwise be required by any applicable law.

(4) The Closing shall occur on or about August 31, 1999, or as soon as possible after the completion of the Private Placement, and upon the company successfully getting NASD approval to have its stock traded on the OTC bulleting board.

(5) Except for paragraph 3 above, this Letter of Intent represents an expression of intent only. Accordingly, neither Azel nor Netstar will be bound by any terms of this Letter of Intent other than as set forth in the preceding sentence. Instead, the Stock Purchase Agreement, if and when executed, will be the binding agreement between the parties. Unless the Stock Purchase Agreement is entered into, neither party shall be under any obligation to the other, regardless of any negotiations, agreements or undertakings between, or actions taken by, any party, except as set forth in the first sentence of this paragraph.


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(6)      This Letter of Intent may be signed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

(7) For purposes of construction and interpretation, Azel and Netstar agree that this Letter of Intent shall be governed by, and construed in accordance with, the law of the State of Nevada, without regard for the conflict of laws principles thereof.

If you agree that this letter correctly sets forth our mutual intent, please so indicate by signing the enclosed copy of this letter and return it to me.





Sincerely,
Azel Enterprises, Inc.

S/T.F. Fred Tham
Chief Financial Officer and Secretary


Agreed and Accepted
this 23rd day of June, 1998
Netstar Communications Inc.

S/ Jeety Bhalla
Chief Financial Officer


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